Exhibit 10.1
ZIOPHARM Oncology, Inc.

Amendment No. 1 to
2003 Stock Option Plan

This Amendment No. 1 to 2003 Stock Option Plan (the “Amendment”) dated as of April 26, 2006, amends the 2003 Stock Option Plan (the “2003 Plan”) of ZIOPHARM Oncology, Inc. (the “Company”). Except as otherwise explicitly set forth herein, all provisions of the 2003 Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the 2003 Plan.

WHEREAS, the 2003 Plan was adopted by the Company pursuant to resolutions of the Board of Directors of ZIOPHARM, Inc., the Company’s predecessor, as of December 30, 2003 and approved by ZIOPHARM, Inc.’s stockholders as of December 21, 2004;

WHEREAS, pursuant to a merger transaction that became effective in September 2005, a wholly owned subsidiary of the Company merged with and into ZIOPHARM, Inc., with ZIOPHARM, Inc. remaining as the surviving entity and a wholly owned operating subsidiary of the Company, after which ZIOPHARM, Inc. merged with and into the Company, with the Company remaining as the surviving corporation (such merger transactions are collectively referred to as the “Merger”);

WHEREAS, immediately prior to the Merger, the number of shares of ZIOPHARM, Inc. common stock available for issuance under the 2003 Plan was 2,500,000;

WHEREAS, upon the Merger, the Company assumed the 2003 Plan and, as a result of the conversion ratio applicable to the Merger, the number of shares of the Company’s common stock available for issuance under the 2003 Plan immediately following the Merger was 1,252,436;

WHEREAS, an amendment to the 2003 Plan increasing the number of shares of the Company’s common stock available for issuance thereunder to 2,002,436 was adopted by the Company pursuant to resolutions of the Board of Directors on February 22, 2006 and approved by the Company’s stockholders at a meeting of the stockholders held on April 26 2006; and

WHEREAS, pursuant to Section 10.11 of the 2003 Plan, the 2003 Plan may be amended upon approval of the Board of Directors of the Company, and pursuant to resolutions adopted by the Board of Directors on February 22, 2006, the Company has determined that it is in the best interests of the Company to amend the Plan as hereinafter provided.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Increase in Number of Shares Subject to the Plan. Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1. Number of Shares. Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 2,002,436 shares of Common Stock. Shares of Common Stock that are issued under the Plan or are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.”

2. Effective Date. This Amendment shall be effective upon the date first written above.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned officer, thereunto duly authorized pursuant to the resolutions of the Board of Directors.

ZIOPHARM Oncology, Inc.: By: /s/ Jonathan Lewis Name: Jonathan Lewis Title: Chief Executive Officer